Exhibit 99.1

LKQ Corporation Considers Chrysler Lawsuit Without Merit

Chicago, IL (January 20, 2014) - LKQ Corporation (Nasdaq:LKQ) confirmed that a complaint has been filed against it by Chrysler Group LLC in the U.S. District Court in the Eastern District of Michigan. The lawsuit contends that certain aftermarket parts we sell infringe Chrysler design patents relating to the Dodge Ram pickup truck.

We believe that the lawsuit is without merit and will defend it vigorously. Moreover, the parts we sell that allegedly relate to these design patents represent an immaterial amount of our revenue. They represent less than one-tenth of one percent (0.001) of our estimated 2013 total revenue and less than one-half of one-tenth of one percent (0.0005) of our estimated total revenue for all the years since the first patent was granted (2009 through 2013).

We have forged mutually-beneficial business relationships with other auto manufacturers. As previously disclosed, we have had a license arrangement with Ford since 2009. The license arrangements allow us to sell aftermarket parts covered by certain patents in exchange for a license fee.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is North America’s largest provider of alternative collision parts, and a leading provider of recycled and remanufactured mechanical parts including engines and transmissions, all in connection with the repair of automobiles and other vehicles. LKQ is also a leading distributor and marketer of specialty aftermarket equipment and accessories in North America. LKQ is the largest distributor of mechanical and collision alternative parts in the United Kingdom, and the largest distributor of mechanical parts in the Netherlands.

LKQ also has operations in Mexico, Taiwan, Belgium and France. LKQ operates more than 500 facilities, offering its customers a broad range of replacement systems, components, equipment, and parts to repair and accessorize automobiles, light, medium and heavy-duty trucks, and recreational and performance vehicles.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, financial and operating results and other statements that are based on management's current beliefs and expectations of the company. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2012 and in subsequently filed Form 10-Qs. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com